Patrick A. Looby
                                 Attorney At Law
                                4500 Main Street
                           Kansas City, Missouri 64111

                            Telephone (816) 340-4349
                            Telecopier (816) 340-4964

                                                                  April 25, 1997

American Century Government Income Trust
4500 Main Street
Kansas City, Missouri  64111

         RE: Opinion Regarding the Legality of Shares of American Century Government Income Trust (the "Trust") (Registration Nos. 2-99222/811-4363)


Dear Ladies and Gentlemen:

I am counsel to American Century Government Income Trust, and as such, I am generally familiar with its affairs. Based upon that familiarity, and upon examination of such documents as I deemed relevant, it is my opinion that the issuance and sale of shares by the Trust in connection with the transactions contemplated by the Registration Statement on Form N-14, of which this opinion is an exhibit, has been duly and validly authorized by all appropriate action and, upon the delivery thereof and payment therefor in accordance and in connection with the reorganization, the shares will be legally issued, fully paid and non assessable by the Trust.

For the record, it should be noted that I am an employee of American Century Services Corporation, an affiliated corporation of Benham Management Corporation, the investment adviser of American Century Government Income Trust.

I hereby consent to the inclusion of this opinion with the filing of the Registration Statement on Form N-14.


Sincerely,



/s/ Patrick A. Looby
Patrick A. Looby
Vice President and
Associate General Counsel